UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

KKR Credit Opportunities Portfolio

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

KKR Credit Opportunities Portfolio (K-COP) Announces Planned Conversion to KKR Asset-Based Finance Fund (K-ABF)

A special meeting of shareholders is expected to be held on August 25, 2025, for shareholders to approve matters relating to the conversion

NEW YORK, June 2, 2025 – KKR Credit Opportunities Portfolio (“K-COP” or the “Fund”) today announced plans to convert to the KKR Asset-Based Finance Fund, with an investment strategy and portfolio focused on a multi-sector approach to investing in privately sourced and structured Asset-Based Finance (“ABF”) investments. The conversion is expected to take effect on or about August 30, 2025, subject to shareholder approval of certain matters relating to the conversion.

KKR Credit Advisors (US) LLC, the Fund’s investment adviser, believes the proposed conversion offers investors access to a high-growth and differentiated asset class and enhanced ability to use the Fund as a building block within diversified portfolios.

“The ABF market today is larger than the direct lending, syndicated lending and high yield bond markets combined, and individual investors are increasingly demanding access to ABF investment opportunities,” said Daniel Pietrzak, Global Head of Private Credit at KKR. “We believe that converting K-COP to a dedicated broad ABF strategy will be the most effective way for us to help meet this demand and broaden access to our extensive experience in this space.”

KKR established its ABF strategy in 2016 and has since grown the platform significantly. Today, KKR has $74 billion in ABF assets under management, maintains a team of more than 50 ABF professionals globally, and has expertise deploying capital globally across both the investment grade and non-investment grade parts of the market.

KKR’s ABF strategy focuses on four key themes: Consumer/Mortgage Finance, Commercial Finance, Hard Assets, and Contractual Cash Flows. The firm has 18 captive ABF platforms across these four segments, enabling proprietary sourcing and structuring of investments. KKR’s multi-sector approach includes investment across a range of industries, including aviation, real estate, automotive finance, mortgages, royalties and equipment leasing, among others. More information on KKR’s ABF business can be found at https://www.kkr.com/invest/credit/asset-based-finance

Special Meeting of Shareholders

On May 31, 2025, the Board of Trustees of the Fund (the “Board”) approved certain changes necessary to implement the conversion, including changes to the Fund’s investment objectives, investment strategies, investment guidelines and certain non-fundamental policies. At the same meeting, the Board also approved a new investment advisory agreement between the Fund and KKR Credit Advisors (US) LLC, the Fund’s existing investment adviser (the “Adviser”) and changes to the Fund’s fundamental policy to make quarterly offers to repurchase its outstanding shares, each of which remains subject to shareholder approval. The Fund expects to hold a special meeting of shareholders to approve the changes on August 25, 2025. Additional information on the Fund can be found at https://kseries.kkr.com/kcop/ and instructions for shareholders will be accessible in the definitive proxy statement.

Information regarding these proposed changes, including the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy materials to be filed with the Securities and Exchange Commission (“SEC”). Shareholders should read the proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders of record, and shareholders will also be able to access the proxy statement, and any other relevant documents, on the SEC’s website at www.sec.gov once filed. The proxy statement also will be available at www.proxyvote.com and a paper copy can be obtained at no charge by calling 888-920-1959 Option 1.

About KKR Credit Opportunities Portfolio

KKR Credit Advisors (US) LLC serves and will continue to serve as the Fund’s investment adviser after the conversion. Launched in 2004, the Adviser is a subsidiary of KKR & Co. Inc., a leading global investment firm with more than a 49-year history of leadership, innovation and investment experience. The Adviser’s investment teams, which are organized by industry, invest across the capital structure with the goal of protecting capital and achieving attractive risk-adjusted returns.

KKR Capital Markets LLC, FINRA Member, serves as the Fund’s principal underwriter. KKR Capital Markets LLC is an affiliate of the Adviser. Please visit https://kseries.kkr.com/kcop/ for additional information.

Contact Information:

Shareholders

PrivateWealthIR@kkr.com

Media

Lauren McCranie

media@kkr.com